EXHIBIT D


                       1995 EMPLOYEE STOCK PURCHASE PLAN







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OPAL, INC.

                       1995 EMPLOYEE STOCK PURCHASE PLAN

     The purpose of this Plan is to provide eligible employees of Opal, Inc. (the "Company") and certain of its Subsidiaries (as defined in Section 10 below) with opportunities to purchase shares of the Company's common stock, $.01 par value (the "Common Stock"). 350,000 shares of Common Stock in the aggregate (after giving effect to a proposed one-for- seven reverse split of the Common Stock to take place in connection with the Company's initial public offering of shares of Common Stock) have been approved for this purpose. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986 (the "Code") and shall be interpreted in accordance with that intent.

     1. Administration. The Plan will be administered by the Company's Board of Directors or by a Committee appointed by the Board of Directors (the "Committee"). The Board of Directors or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretations and decisions with regard thereto shall be final and conclusive.

     2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of Subsidiaries of the Company designated by the Board of Directors or the Committee from time to time ("Designated Subsidiaries"), are eligible to participate in any one or more of the offerings to purchase Common Stock under the Plan ("Offerings"), provided that as of the first day of the applicable Offering (the "Offering Date") they are regularly employed by the Company or a Designated Subsidiary for more than 20 hours a week.

     Participation in the Plan will neither be permitted nor denied contrary to the requirements of the Code. No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent (as defined in Section 10) or Subsidiary. For purposes of the preceding sentence, the attribution rules of
Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

     3. Offerings. The initial Offering will begin on the first day of the Company's initial public offering (the "Initial Offering Date") and will end on June 30, 1997 (the "Initial Offering"). Additional Offerings will begin on the first business day occurring on or after January 1, 1996 and each July 1 and January 1 thereafter and will end on the June 30 or December 31 immediately preceding the second anniversary of the applicable Offering Date. Except for the Initial Offering, each Offering will comprise four six-month periods ("Purchase Periods") during which payroll deductions will be accumulated and applied to purchase Common Stock under the Plan; a Purchase Period will begin on the Offering Date and on each January 1 and July 1 thereafter during the Offering and will end on the following June 30 or

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December 31. The Initial Offering will comprise a long initial Purchase Period and three six-month Purchase Periods. The first Purchase Period will begin on the Initial Offering Date and will end on December 31, 1995; subsequent Purchase Periods will begin on each January 1 and July 1 thereafter during the Initial Offering and will end on the following June 30 or December 31.

     4. Participation; Automatic Re-enrollment. An employee eligible on the Offering Date of any Offering may participate in such Offering by completing and forwarding an enrollment form to the employee's appropriate payroll location at least 10 business days prior to the first day of any Purchase Period under the Offering (or by such other deadline as shall be established for the Offering). The form will (a) state the percentage to be deducted from his Compensation per pay period during the Offering, (b) authorize the purchase of Common Stock for him in each Purchase Period of the Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for him are to be issued pursuant to
Section 9.

     Unless an employee files a new payroll deduction authorization form or withdraws under Section 7, his deductions and purchases will continue at the same percentage of Compensation for future Purchase Periods under that Offering, or under other Offerings as provided in this paragraph. As of the first business day of each subsequent Purchase Period, the Initial Option Prices (as defined in Section 8) for all Offerings in which the employee is eligible to participate (including any Offering commencing on such date) will be compared, and the employee's enrollment form and payroll deduction authorization for the preceding Purchase Period will be treated as an enrollment and authorization for the current Purchase Period under the Offering having the lowest Initial Option Price, unless his enrollment form and payroll deduction authorization expressly provide otherwise. If two or more Offerings have the same Initial Option Price, the enrollment and authorization shall be applied to the earliest of such Offerings unless they expressly provide otherwise.

     5. Employee Contributions. For any Purchase Period of an Offering, each participating employee may authorize payroll deductions at a minimum of 2% up to a maximum of 10% of his Compensation for each pay period. An employee's aggregate payroll deductions under the Plan at any time may not exceed 10% of his Compensation for each pay period. The Company shall maintain book accounts showing the amount of payroll deductions made by each participating employee for each Purchase Period under an Offering. No interest shall be paid on payroll deductions. In the case of any employee whose Compensation is paid in a currency other than U.S. dollars, deductions from such Compensation shall be converted to U.S. dollars at the applicable currency conversion rate in effect on the applicable payroll date.

     6. Deduction Changes. An employee may not increase his payroll deduction during any Purchase Period of an Offering. An employee may decrease his payroll deduction (other than by withdrawing under Section 7) no more than once during any Purchase Period of an Offering, but not below 2% of Compensation. An employee may increase or decrease his

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payroll deduction with respect to the next Purchase Period of the Offering by filing a new payroll deduction authorization form in accordance with Section
4.

     7. Withdrawal. An employee may withdraw from participation in an Offering at any time by delivering a written notice of withdrawal to his appropriate payroll location. Notice of withdrawal will cancel any outstanding enrollment form and payroll deduction authorization applicable to that Offering. Following an employee's withdrawal, his entire account balance under the Offering (after payment of the purchase price for shares purchased on prior Exercise Dates in the Offering) will be promptly refunded. In the case of any employee whose Compensation is paid in a currency other than U.S. dollars, such account balance shall be converted from U.S. dollars at the applicable currency conversion rate in effect on the date of withdrawal. An employee who has withdrawn from an Offering may enroll in any subsequent Purchase Period under such Offering in accordance with Section 4.

     8. Purchase of Shares. On each Offering Date, the Company will grant to each eligible employee an option ("Option") to purchase a maximum of such number of whole shares of Common Stock reserved for the purposes of the Plan as does not exceed the number of shares equal in value to $50,000 on the Offering Date. The purchase price for each share purchased under an Option (the "Option Price") will be the lesser of (a) 85% of the fair market value of the Common Stock (as defined in Section 10) on the Offering Date (the "Initial Option Price"), and (b) 85% of the fair market value of the Common Stock on the Exercise Date.

     Subject to the maximum number of shares determined under the preceding paragraph and any other limitations and conditions contained in the Plan, an employee's right to purchase Common Stock under an Option will accrue on the last business day of each Purchase Period during the Offering (each an "Exercise Date") with respect to such number of whole shares of Common Stock as his accumulated payroll deductions on such date under such Offering will purchase at the Option Price. No employee, however, may be granted an Option which permits his rights to purchase stock under this Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the date or dates that such rights were granted) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If, on any Exercise Date, the aggregate of an employee's accumulated payroll deductions under one or more Offerings are such that the employee's rights to purchase Common Stock would accrue, under the rule provided in the first sentence of this paragraph, at a rate that exceeds the rate permitted under Section 423(b)(8), such employee's rights will accrue first under an Option having a lower Option Price, to the extent such accrual does not exceed the limitation, before any rights accrue under an Option having a higher Option Price; if Options have the same Option Price, the employee's rights will accrue under an earlier granted Option before any rights accrue under any later granted Option having the same Option Price.

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     Each employee who continues to be a participant in an Offering at the close of business on any Exercise Date shall be deemed to have exercised on such date the Option granted to him under such Offering to the extent such Option is then exercisable; provided that, with respect to the Initial Offering, the exercise of each Option shall be conditioned on the closing of the Company's initial public offering on or before such Exercise Date.

     Any balance remaining in an employee's account under any Offering at the end of a Purchase Period by reason of the inability to purchase a fractional share shall be carried forward to the next Purchase Period and applied to the employee's account for the Offering to which his enrollment form and payroll deduction authorization will apply in accordance with Section 4, or as otherwise requested by the employee. Any other balance remaining in an employee's account under any Offering at the end of a Purchase Period will promptly be paid to the employee. In the case of any employee whose Compensation is paid in a currency other than U.S. dollars, such account balance shall be converted from U.S. dollars at the applicable currency conversion rate in effect on the Exercise Date for such Purchase Period.

     Each Option shall lapse, at the end of the calendar year immediately preceding the calendar year in which the applicable Offering ends, with respect to the excess, if any, of the number of unexercised shares remaining subject to such Option over one-half of the maximum determined under the first paragraph of this section.

     9. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose. If so required by applicable law, such certificate shall be delivered, on behalf of the employee, to an Authorized Dealer Bank in Israel.

     10. Definitions. The "fair market value of the Common Stock" means: (a) for the Initial Offering Date, the offering price to the public of the Common Stock on the Initial Offering Date; and (b) for any other day, the last reported sale price of the Common Stock on the Nasdaq National Market ("Nasdaq") or, if no sales of Common Stock were made on that day, the last reported sale price of the Common Stock on the next preceding day on which sales were made.

     The term "Parent" means a "parent corporation" with respect to the Company, as defined in Section 424(e) of the Code.

     The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.

     The term "Compensation" means the amount of base pay payable in cash, prior to salary reduction pursuant to either Section 125 or Section 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for

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expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options, and similar items.

     11. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's termination of employment, no payroll deduction shall be taken from any pay due and owing to the employee and the balance in the employee's account under each Offering shall be paid to the employee or, in the event of the employee's death, to the employee's designated beneficiary as if the employee had withdrawn from each Offering under Section 7 on the date of such termination. If the Subsidiary by which an employee is employed shall cease to be a Subsidiary of the Company, or if the employee is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, it shall be deemed that the employee has terminated employment for the purposes of this Plan.

     12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

     13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

     14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

     15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitations and determinations set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors or the Committee to give proper effect to such event. The 350,000 shares of stock authorized for issuance under the Plan reflect the number of shares available after taking into effect the one-for-seven reverse stock split occurring on or prior to the effective date of the Plan.

     16. Amendment of the Plan. The Board of Directors or the Committee may at any time, and from time to time, amend this Plan in any respect, except that without the approval, within twelve months of such Board or Committee action, by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of stockholders, no amendment shall be made (a) increasing the number of shares approved for this Plan or
(b) changing the designation of corporations or classes of corporations whose employees are eligible to receive Options under the Plan.

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     17. Insufficient Shares. In the event that the total number of shares of
Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased on previous Exercise Dates under the Plan exceeds the maximum number of shares issuable under this Plan, the shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase Common Stock on such Exercise Date.

     18. Termination of the Plan. This Plan may be terminated at any time by the Company's Board of Directors. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

     19. Governmental Regulations. The Company's obligation to sell and deliver Common Stock under this Plan is subject to listing on Nasdaq and the approval of all governmental authority required in connection with the authorization, issuance, or sale of such stock.

     The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law or, with respect to employees of Opal Technologies Ltd., by Israeli law.

     The Plan is intended to comply with the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     20. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the Treasury of the Company, or from any other proper source.

     21. Tax Withholding. Participation in the Plan is subject to any required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the participant, including shares issuable under the Plan.

     22. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the Exercise Date on which such shares were purchased.

     23. Effective Date and Approval of Shareholders. The Plan shall take effect on the first day of the Company's public offering subject to approval by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of

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stockholders, which approval must occur within twelve months of the adoption of the Plan by the Board of Directors.


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